EXHIBIT (a)(13)

Fairness Opinion to the Special Committee McDonald Investments Industrial Group January 6, 2003

Table of Contents I. Situation Assessment II. Historical Stock Trading Analysis III. Premiums Paid Analysis IV. Financial Analysis A. Comparable Public Company Analysis B. Comparable Merger & Acquisition Analysis C. Discounted Cash Flow Analysis

Situation Assessment

Situation Assessment On October 11, 2002, Landair Corporation publicly announced that it had received a buyout proposal from Scott M. Niswonger, the Company's Chairman and Chief Executive Officer, and John A. Tweed, the Company's President and Chief Operating Officer, whereby Messrs. Niswonger and Tweed would tender for all of the outstanding shares of Landair Corporation not owned by them for $13.00 per share. Messrs. Niswonger and Tweed currently own approximately 71% of Landair's outstanding common stock. On October 14, 2002, a Special Committee of the Company's Board of Directors was formed to evaluate the proposal. On October 28, 2002, McDonald Investments was engaged by the Special Committee to consider the fairness of the proposed transaction from a financial perspective. Background

Situation Assessment On November 14, 2002, Morgan Keegan & Company was engaged by the Special Committee to identify and approach selected strategic buyers and financial buyers on behalf of Landair and identify opportunities for the sale of the Company to a third- party acquiror. On December 19, 2002, the Special Committee and McDonald received a summary from Morgan Keegan & Co. regarding the results of their process. Specifically, Morgan Keegan & Co. contacted twenty-one potential acquirors (twenty strategic and one financial) and sent out seven memoranda describing Landair. However, on December 19, Morgan Keegan & Co. concluded that none of the potential acquirors were interested in a transaction at a price that exceeded $13.00 per share. Background

Situation Assessment McDonald Investments' Procedures For purposes of rendering the opinion, McDonald Investments: Reviewed certain publicly available financial statements and other business and financial information of the Company; Reviewed certain internal financial statements and other financial and operating data concerning the Company as well as estimates and financial forecasts for the Company provided to us or otherwise discussed with us by the management of the Company; Discussed the past and current operations, financial conditions and prospects of the Company with the senior management of the Company; Visited corporate headquarters (Greeneville, Tennessee); Reviewed information and discussed with senior management of the Company information relating to certain strategic implications and operational benefits anticipated to result from the Transaction; Reviewed certain publicly available financial information with respect to certain other companies that we believe to be comparable to the Company and the stock trading data trading for certain of such other companies' securities; Reviewed certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry; and Reviewed current and historical market prices and trading volumes of Company Common Stock.

Situation Assessment Financial and Comparative Analyses In order to reach a conclusion regarding the fairness of the consideration to be received by the holders of the Company's Common Stock, McDonald analyzed the historic and projected financial results of the Company and performed a variety of financial and comparative analyses including: Comparable Public Company Analysis Analysis of trading multiples of a Comparable Public Company Group composed of various publicly traded trucking companies deemed to be similar to the Company. Comparable Merger and Acquisition Analysis Analysis of recent publicly announced transactions of trucking companies with similar attributes to the Company. Premiums Paid Analysis Analysis of premiums paid by buyers over target stock prices in recent public company control acquisitions. Performed one analysis on a large sample of transactions of similar size to the proposed transaction and one analysis of transactions involving only trucking companies. Discounted Cash Flow Analysis Analysis of the present value of the Company's future cash flows, discounted to the present using a discount rate derived from the Comparable Public Company Group. Other Analyses Reviewed historical trading prices and volume of Landair Common Stock and conducted other analyses we considered relevant.

Situation Assessment In conducting its analysis of the proposed transaction, McDonald has relied upon the following summary financial information provided by the Company: Financial Summary

Situation Assessment Purchase Price Calculation (in $ millions, except per share data)

Situation Assessment Current Management Offer Price at $13.00 per Share (EV of $102.4 million) Implied Enterprise Value Ranges Valuation Summary (in thousands) $114.8 million $70.1 million $94.0 million $81.1 million $97.9 million $67.1 million

Historical Stock Trading Analysis Since Spin-Off on September 24, 1998

Historical Stock Trading Analysis LAND became a public company on September 24, 1998 following its spin- off from Forward Air Corporation. LAND's price/volume performance since the spin-off through 1/3/03 is presented below: Historical Performance Current Management Offer Price at $13.00 per Share. Volume Price LAND Daily Volume/Price Graph

Historical Stock Trading Analysis Relative Return Summary One Year Daily Historical Stock Price Returns 1/3/02 - 1/3/03 1/3/02 = 100 Comp Group includes: BOYD, AB, CLDN, CVTI, FWRD, HTLD, JBHT, KNGT, LSTR, PTSI, PATR, SMXC, SWFT, TCAM, USAK, XPRSA, WERN +42% +9% -21% -22% -32%

Historical Stock Trading Analysis Relative Return Summary Two Year Daily Historical Stock Price Returns 1/3/01 - 1/3/03 1/3/01 = 100 Comp Group includes: BOYD, AB, CLDN, CVTI, FWRD, HTLD, JBHT, KNGT, LSTR, PTSI, PATR, SMXC, SWFT, TCAM, USAK, XPRSA, WERN +396% +50% -20% -37% -47%

Historical Stock Trading Analysis Relative Return Summary Daily Historical Stock Price Returns Since Spin-Off 9/24/98 - 1/3/03 9/24/98 = 100 Comp Group includes: BOYD, AB, CLDN, CVTI, FWRD, HTLD, JBHT, KNGT, LSTR, PTSI, PATR, SMXC, SWFT, TCAM, USAK, XPRSA, WERN +220% +67% +5% -13% -19%

Historical Stock Trading Analysis Price and Volume Summary - Since Spin-Off

Historical Stock Trading Analysis Price Distribution Since the spin-off and prior to management's offer, the price distribution of LAND shares has been as follows:

Historical Stock Trading Analysis One Year Historical Price and Volume (Prior to Management Offer): 10/11/01 - 10/10/02

Historical Stock Trading Analysis Two Year Historical Price and Volume (Prior to Management Offer): 10/11/00 - 10/10/02

Historical Stock Trading Analysis Historical Price and Volume Since Spin-Off (Prior to Management Offer): 9/24/98 - 10/10/02

Premiums Paid Analysis

Premiums Paid Analysis McDonald Investments analyzed the premiums paid in each of the six comparable merger & acquisitions transactions. Each of the selected transactions: Involved a U.S. company in SIC Code 4213 (Trucking, Except Local); Was announced within the past three years; Had an enterprise value above $75.0 million; and Had a publicly disclosed value.

Premiums Paid Analysis

Premiums Paid Analysis McDonald Investments analyzed the premiums paid in 50 merger and acquisitions transactions. Each of the selected transactions: Closed since 1/1/2002; Involved a U.S. target company Had an enterprise value between $75.0 and $150.0 million; and Had a publicly disclosed value.

Premiums Paid Analysis

Premiums Paid Analysis

Premiums Paid Analysis McDonald Investments evaluated performance-adjusted premiums for the same 50 merger and acquisition transactions previously identified in the premiums paid analysis. Performance-adjusted premiums equal the announced 30-day premium plus the target company's stock performance in the twelve month period ending 30-days prior to the announcement. McDonald performed this analysis to account for Landair's price appreciation in the equity markets over the past twelve months prior to the offer and the offer's premium over 30-day stock price.

Twelve Month Performance-Adjusted Premium Paid in Control Share Acquisitions [1] Premiums Paid Analysis LAND Performance-Adjusted Premium = 87.9% [2] [1] Performance-Adjusted Premium equals the announced 30-day premium plus the target company's stock performance in the twelve month period ending 30-days prior to the announcement. [2] Landair's Performance-Adjusted Premium (87.9%) = 30-day premium (26.2%) + LTM appreciation prior to offer (61.7%). 16 Transactions with Performance- Adjusted Premiums > 87.9% 34 Transactions with Performance- Adjusted Premiums < 87.9%

Financial Analysis Comparable Public Company Analysis

Financial Analysis McDonald Investments compared operating and financial performance for the Company to publicly traded companies in the trucking industry (the "Comparable Companies"). The public company analysis uses financial information from the last fiscal year and the last twelve months ("LTM") using the most recent 10Q and 10K reports; estimated net earnings for the Comparable Companies are consensus analysts' earnings estimates. McDonald calculated the aggregate imputed enterprise value ranges for the Company by applying median multiples of the Comparable Companies to the following Company financials: (i) LTM net sales, (ii) LTM EBITDA, and (iii) LTM EBIT. Comparable Public Company Analysis

Financial Analysis Comparable Public Company Analysis (in $ millions, except per share data)

Financial Analysis Comparable Public Company Analysis

Financial Analysis Comparable Public Company Analysis

Financial Analysis Comparable Merger & Acquisition Analysis

Financial Analysis McDonald Investments conducted a review of recent transactions in the trucking industry to identify relevant valuation multiples for deals in this industry. McDonald Investments focused on transactions that: Involved a U.S. company in SIC Code 4213 (Trucking, Except Local); Were announced within the past three years; Had enterprise values above $75.0 million; and Had publicly disclosed values. The transaction multiples were calculated based upon the latest financial information publicly available at the time of the announcement. Comparable Merger & Acquisition Analysis

Financial Analysis Comparable Merger & Acquisitions Analysis (in $ millions, except per share data)

Financial Analysis Comparable Merger & Acquisitions Analysis

Financial Analysis Discounted Cash Flow Analysis

Financial Analysis Discounted Cash Flow Analysis

Financial Analysis Discounted Cash Flow Analysis